Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – January 8, 2009

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Holiday Sales Increase

PHILADELPHIA, January 8, 2009 (GLOBENEWSWIRE) - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Terrain and Urban Outfitters brands, today announced record sales for the two months ended December 31, 2008.

Total Company sales for the two months increased to $389 million or 9% over the same period last year. Comparable (‘comp’) store sales rose 3% at Urban Outfitters and decreased 6% and 13% at Anthropologie and Free People respectively, for a combined ‘comp’ decrease of 1%. Direct-to-consumer sales jumped 25% for the period with all three brands posting double digit growth. The penetration of Direct-to-consumer to total Company sales increased 200 basis points from 15% to 17% versus the same period last year. Combining the Direct-to-consumer channel with store sales, total Company ‘comp’ sales for the retail segment increased 3% for the period. Free People wholesale sales decreased 11%.

“While we are never happy to report negative ‘comps’, we believe our brands performed well given the extreme marketplace conditions,” said Glen T. Senk, Chief Executive Officer. “The highly promotional selling environment forced us to take higher markdowns versus the comparable period last year, but we finished the holiday season with clean and lean inventories which are well-positioned for the spring selling season,” continued Mr. Senk.

For the 11-month period ended December 31, 2008, total Company sales increased 23% to $1.7 billion with total ‘comp’ store sales up 8%. Direct-to-consumer sales jumped 35% for the period, and Free People wholesale sales increased 14% for the period.

Thus far, the Company has opened 20 Urban Outfitters stores, 12 Anthropologie stores, 15 Free People stores and one Terrain garden center totaling 48 new stores during the fiscal year. The Company will release fourth quarter and fiscal year 2009 sales results on February 5, 2009.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 142 Urban Outfitters stores in the United States, Canada, and Europe; a catalog and two web sites; 120 Anthropologie stores, a catalog, web site and Leifsdottir, Anthropologie’s newly launched wholesale concept; Free People Wholesale which sells its product to approximately 1,700 specialty stores and select department stores; 30 Free People stores, a catalog and web site; and one Terrain garden center as of December 31, 2008.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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